Exhibit 99.1

NII HOLDINGS ANNOUNCES CHANGE TO NEXTEL BRAZIL MANAGEMENT TEAM

RESTON, Va., April 25, 2017 /PRNewswire/ -- NII Holdings, Inc. [NASDAQ: NIHD] (the “Company”), today announced that Roberto Rittes has been appointed as Nextel Brazil’s new CEO. Mr. Rittes, 43, brings over a decade of senior level experience, having served as a key officer for Brazilian telecom companies Brasil Telecom and Oi Paggo. Most recently, Mr. Rittes was a principal at H.I.G. Capital, a leading global private equity investment firm, from 2016 to 2017. Mr. Rittes holds an M.B.A. from Harvard Business School and an undergraduate degree in business from Fundação Getúlio Vargas (EAESP-FGV).

“We are excited to have Roberto join us in leading our focus on growing our 3G and LTE business by attracting and retaining customers who value the high quality wireless services we offer,” said Steve Shindler, the Company’s Chief Executive Officer.

The Company also announced that Francisco Valim has stepped down as President of Nextel Brazil. “I want to thank Francisco for the tremendous efforts in leading the turnaround of our business in Brazil. His expertise in transforming companies and managing organizational change resulted in a significant improvement in our operations, leaving solid foundations on which to keep building,” said Mr. Shindler.

Mr. Shindler has agreed to remain in his position as NII’s CEO to assist Mr. Rittes as he transitions into his role.

About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Virginia, is a provider of differentiated mobile communication services for businesses and high value consumers in Brazil. NII Holdings, operating under the Nextel brand, offers fully integrated wireless communication tools with digital cellular voice services, data services and wireless Internet access. Visit the Company's website at www.nii.com.
Nextel, the Nextel logo and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.
Visit NII Holdings' news room for news and to access our markets' news centers: nii.com/newsroom.

Media Contacts:
NII Holdings, Inc.
1875 Explorer Street, Suite 800
Reston, Virginia 20190
(703) 390-5100
www.nii.com

Investor and Media Relations: Dan Freiman
(703) 547-5209
dan.freiman@nii.com